EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:               Theresa M. Wasko, Treasurer and Chief Financial Officer
Telephone Number:      610-965-5959
E-mail:                twasko@eastpennbank.com

                         EAST PENN FINANCIAL CORPORATION
                       REPORTS SECOND QUARTER 2006 RESULTS

     (July 26, 2006) - EMMAUS, PA - East Penn Financial Corporation (Nasdaq Capital Market: EPEN) today reported solid operating performance for the second quarter of 2006. Net income for the quarter ended June 30, 2006 was $849,000, or $0.13 diluted earnings per share as compared with $936,000, or $0.15 diluted earnings per share for the same period in 2005.

     Earnings for the six months ended June 30, 2006 were $1,679,000, or $0.27 diluted earnings per share as compared with $1,786,000, or $0.28 diluted earnings per share for the six months ended June 30, 2005. The annualized return on average assets for the first half of 2006 was 0.84% with an annualized return on average equity of 14.94%.

     Brent L. Peters, President and Chief Executive Officer, commented, "The Bank delivered robust growth year-over-year in its loan portfolio, deposits and net interest income. We continue to adhere to our traditional lending criteria that have been one of the hallmarks of our success. Despite a challenging interest rate environment, we have experienced nice loan growth, primarily on the commercial side of the portfolio, while successfully maintaining our historically strong asset quality. At the same time, we remain focused on growing deposits through increased market share in existing markets and continued branch expansion. From these initiatives we have experienced healthy deposit growth."

     Mr. Peters further commented, "Our second quarter net income results reflect the effects of our continued strategy to build out the Company's footprint in the Lehigh Valley. Potentially stronger earnings momentum was impacted by increased salary, occupancy and equipment costs associated with this expansion. While we continue to focus on expense controls, our earnings clearly have been affected by those costs associated with our recently opened branches respectively located at 502 State Avenue, Emmaus, Pennsylvania and 4510 Bath Pike, Bethlehem, Pennsylvania as well as the full utilization of our newly remodeled administrative offices located at 22 South 2nd Street, Emmaus, Pennsylvania."

     The Company's earnings continue to be driven primarily from its core banking business. In the second quarter of 2006 net interest income on a tax-equivalent basis, grew 6.1% to $3.5 million from $3.3 million for the second quarter of 2005. Although net interest income increased, the Company's net interest margin on a tax-equivalent basis declined to 3.75% for the second quarter of 2006 from 3.83% for the second quarter of 2005. The flattening of the yield curve and the rise in short-term interest rates caused the costs associated with deposits and borrowings to increase faster than the yield on interest earning assets. In addition to the eight basis point margin compression, increases in other operating expenses along with a decrease in other income had an impact on net income. Other income, comprised mostly of fee income, declined to $567,000 in the second quarter of 2006 from $645,000 in the second quarter of 2005. Further reducing 2006 second quarter earnings was an 11.3% increase in other operating expenses as compared with the second quarter 2005 as a result of increased salary, occupancy and equipment costs all associated with the Company's growth.

     The Company continues to experience strong balance sheet growth with assets increasing 9.2% to $423.3 million as of June 30, 2006 from $387.6 million as of June 30, 2005. Despite competitive pressures, the growth in assets was attributable to a 17.3% increase in loans, which are the Company's highest yielding assets. The Company did not compromise loan quality for volume, but remained steadfast to maintain its high credit quality. The strength of the asset quality for the second quarter of 2006 is supported by the fact that the percentage of non-performing assets to total assets was 0.23% as compared with 0.32% for the second quarter of 2005. Net charge-offs as a percentage of average loans were 0.03% for the second quarter of 2006, which is the same as the second quarter of 2005. While loan growth remained strong, the same was true for deposit growth, which increased 15.7% to $355.0 million as of June 30, 2006 as compared with $306.9 million as of June 30, 2005.

     East Penn Financial Corporation is the parent of East Penn Bank, a locally owned community bank headquartered in Emmaus, Pennsylvania. The Bank serves the Lehigh Valley through its nine branch locations.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.
           --------------------

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.


East Penn Financial Corporation
Consolidated Selected Financial Information

                                                 June 30,
(in thousands, except share data)            2006         2005
                                         -----------------------
                                               (Unaudited)
Balance Sheet Data:
Total assets                             $  423,272   $  387,637
Securities available for sale                69,424       83,505
Securities held to maturity, at cost             --        1,038
Mortgages held for sale                         391        2,121
Total loans (net of unearned discount)      312,093      266,139
Allowance for loan losses                     3,205        3,005
Premises and equipment, net                  10,094        8,208
Non-interest bearing deposits                49,662       43,587
Interest bearing deposits                   305,304      263,276
                                         -----------------------
Total deposits                              354,966      306,863

Federal funds purchased and securities
  sold under agreements to repurchase         5,575        3,575
Other borrowings                             30,000       45,000
Junior subordinated debentures                8,248        8,248

Stockholders' equity                         22,854       22,758
Common shares outstanding                 6,304,262    6,303,212
Book value per share                     $     3.63   $     3.61

                                         Three Months         Six Months
                                        Ended June 30,      Ended June 30,
(in thousands, except share data)      2006       2005      2006      2005
                                      -----------------   -----------------
                                         (Unaudited)         (Unaudited)
Statement of Income Data:

Total interest income                 $ 5,742   $ 4,861   $11,284   $ 9,411
Total interest expense                  2,410     1,713     4,656     3,110
                                      -----------------   -----------------
Net interest income                     3,332     3,148     6,628     6,301
Provision for loan losses                 119       126       209       252
                                      -----------------   -----------------
Net interest income after provision     3,213     3,022     6,419     6,049
Other income                              567       645     1,210     1,168
Other expenses                          2,719     2,444     5,520     4,889
                                      -----------------   -----------------
   Net income before taxes              1,061     1,223     2,109     2,328
Income tax expense                        212       287       430       542
                                      -----------------   -----------------
 Net income                           $   849   $   936   $ 1,679   $ 1,786
                                      =================   =================

Basic earnings per share (1)          $  0.13   $  0.15   $  0.27   $  0.28
Diluted earnings per share (2)        $  0.13   $  0.15   $  0.27   $  0.28
Cash dividends per common share            --        --   $  0.11   $  0.09


                                                              Six Months
                                                            Ended June 30,
                                                         2006           2005
                                                      ------------------------
                                                      (Unaudited)   (Unaudited)
Selected Financial Ratios:
Annualized return on average equity                      14.94%        16.74%
Annualized return on average assets                       0.84%         0.98%
Net interest margin (3)                                   3.76%         3.91%
Efficiency ratios:
  Operating expenses as a percentage of
   revenues (3)                                          60.38%        62.31%
  Operating expenses as a percentage of
   average assets                                         2.58%         2.67%
Tier 1 leverage capital                                   8.04%         8.01%
Net loans (4) as a percent of deposits                   87.92%        86.73%
Average equity to average assets                          5.62%         5.83%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)               1.03%         1.13%
Allowance for loan losses /
   Non-performing assets (5)                            330.07%       244.91%
Non-accrual loans / Total loans (4)                       0.18%         0.28%
Non-performing assets / Total assets                      0.23%         0.32%
Net charge-offs / Average loans (4)                       0.03%         0.03%


(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3) Calculated on a fully tax-equivalent basis.
4) The term "loans" includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.
(5) Includes non-accrual loans.